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CONSENT  OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 28 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights of Anchor Series Trust, which appears in such Statement of Additional Information. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Reports and Independent Accountants" in such Prospectus.



/s/Price Waterhouse
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
March 20, 1998